The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 15, 2023

Pricing Supplement dated February , 2023	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Market Linked Notes

Linked to an Unequally Weighted Basket of Five Indices due on or about February 27, 2026

Investment Description

The Market Linked Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of an unequally weighted basket (the “Basket”) consisting of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index (each, a “Basket Component” and, together, the “Basket Components”). If the Basket Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Basket Return times the Participation Rate, which will be set on the Trade Date and will be between 118.00% and 121.00%. If the Basket Return is zero or negative, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Due to the unequal weighting of the Basket Components, the performances of the EURO STOXX 50® Index, the Nikkei 225 Index and the FTSE® 100 Index will have a significantly larger impact on the return on the Notes than the performances of the Swiss Market Index and the S&P/ASX 200 Index. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Growth Potential: If the Basket Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Basket Return times the Participation Rate.

❑ Repayment of Principal at Maturity: If the Basket Return is zero or negative, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	February 24, 2023
	Settlement Date:	February 28, 2023
	Final Valuation Date:	February 25, 2026
	Maturity Date:	February 27, 2026
[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. In addition, the Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE RETURN ON THE NOTES MAY BE LESS THAN THE AMOUNT THAT WOULD BE PAID ON A CONVENTIONAL DEBT SECURITY OF THE ISSUER OF COMPARABLE MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Market Linked Notes linked to an unequally weighted basket consisting of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index. The Participation Rate and Initial Component Level for each Basket Component will be set on the Trade Date. The Initial Component Level of each Basket Component will be the Closing Level of that Basket Component on the Trade Date. The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000.

Basket Components	Weighting	Initial Component Level	Participation Rate	Initial Basket Level	CUSIP/ ISIN
EURO STOXX 50® Index (SX5E)	40.00%	•	118.00% to 121.00%	100.00	06749NRT1 / US06749NRT18
Nikkei 225 Index (NKY)	25.00%	•
FTSE® 100 Index (UKX)	17.50%	•
Swiss Market Index (SMI)	10.00%	•
S&P/ASX 200 Index (AS51)	7.50%	•

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the underlying supplement dated June 27, 2022 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$25	$975
Total	$•	$•	$•

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $940.30 and $970.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

♦	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

♦	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Market Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Participation Rate set forth in this pricing supplement. We determined the size of the range for the Participation Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eight months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

♦  You seek an investment with a return linked to the performance of the Basket, and you believe the Basket will appreciate over the term of the Notes.

♦  You can tolerate receiving only your principal amount at maturity if the Basket remains flat or depreciates over the term of the Notes.

♦  You would be willing to invest in the Notes if the Participation Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Participation Rate will be set on the Trade Date).

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Basket Components.

♦  You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You understand and are willing to accept the risks associated with the Basket and the Basket Components.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

♦  You do not seek an investment with exposure to the Basket, or you believe the Basket will depreciate over the term of the Notes.

♦  You cannot tolerate receiving only your principal amount at maturity if the Basket remains flat or depreciates over the term of the Notes.

♦  You would be unwilling to invest in the Notes if the Participation Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Participation Rate will be set on the Trade Date).

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Basket Components.

♦  You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are not willing to accept the risks associated with the Basket or the Basket Components.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Basket and the Basket Components, please see the sections titled “The Basket,” “EURO STOXX 50® Index,” “Nikkei 225 Index,” “FTSE® 100 Index,” “Swiss Market Index” and “S&P/ASX 200 Index” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 3 years
Basket:

The Notes are linked to an unequally weighted basket (the “Basket”) consisting of five equity indices (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components, the Bloomberg ticker symbol for each Basket Component and the weighting of each Basket Component are as follows:

Basket Component[3]	Ticker	Weighting
EURO STOXX 50® Index (the “SX5E Index”)	SX5E<Index>	40.00%
Nikkei 225 Index (the “NKY Index”)	NKY<Index>	25.00%
FTSE® 100 Index (the “UKX Index”)	UKX<Index>	17.50%
Swiss Market Index (the “SMI Index”)	SMI<Index>	10.00%
S&P/ASX 200 Index (the “AS51 Index”)	AS51<Index>	7.50%
Payment at Maturity (per Note):

•  If the Basket Return is positive, the Issuer will pay the principal amount plus a return equal to the Basket Return multiplied by the Participation Rate. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

•  If the Basket Return is zero or negative, the Issuer will repay the full principal amount at maturity of $1,000 per Note.

If the Basket Return is zero or negative, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Participation Rate:	118.00% to 121.00%. The actual Participation Rate will be set on the Trade Date and will not be less than 118.00%.
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100.00
Final Basket Level:

The Final Basket Level will be calculated as follows:

100 × [1+ (Component Return of SX5E Index × 40.00%) + (Component Return of NKY Index × 25.00%) + (Component Return of UKX Index × 17.50%) + (Component Return of SMI Index × 10.00%) + (Component Return of AS51 Index × 7.50%)]

Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows: Final Component Level – Initial Component Level Initial Component Level
Initial Component Level:	With respect to each Basket Component, the Closing Level of that Basket Component on the Trade Date
Final Component Level:	With respect to each Basket Component, the Closing Level of that Basket Component on the Final Valuation Date
Closing Level[3]:	With respect to each Basket Component, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to any Basket Component or if a market disruption event occurs with respect to any Basket Component on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If a Basket Component is discontinued or if the sponsor of a Basket Component fails to publish that Basket Component, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Level of that Basket Component. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of a Basket Component in the event of certain changes in or modifications to that Basket Component. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.

Investment Timeline
Trade Date:	The Initial Component Level of each Basket Component is observed, the Initial Basket Level is set equal to 100 and the Participation Rate is set.

Maturity Date:

The Final Component Level of each Basket Component is observed and the Final Basket Level and the Basket Return are determined on the Final Valuation Date.

If the Basket Return is positive, the Issuer will pay the principal amount plus a return equal to the Basket Return multiplied by the Participation Rate. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

If the Basket Return is zero or negative, the Issuer will repay the full principal amount at maturity of $1,000 per Note.

If the Basket Return is zero or negative, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may receive only your principal amount at maturity and you may not receive any positive return on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Due to the unequal weighting of the Basket Components, the performances of the SX5E Index, the NKY Index and the UKX Index will have a significantly larger impact on the return on the Notes than the performances of the SMI Index and the AS51 Index. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, any Basket Component or the securities composing any Basket Component. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	The Notes do not pay interest and may not pay more than the principal amount — If the Basket Return is zero or negative, you will receive only the principal amount for each Note you hold at maturity and will receive no positive return on your investment. As the Notes do not pay any interest, if the Basket does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity. The Notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a return, if any, based on the performance of the Basket.

♦	The Participation Rate applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the product of the performance of the Basket and the Participation Rate and may be less than the Basket’s return itself, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Notes to maturity.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes.

♦	Any payment on the Notes will be determined based on the Closing Levels of the Basket Components on the dates specified — Any payment on the Notes will be determined based on the Closing Levels of the Basket Components on the dates specified. You will not benefit from any more favorable values of the Basket Components determined at any other time.

♦	Repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the value of the Basket is greater than the Initial Basket Level.

♦	Owning the Notes is not the same as owning the securities composing the Basket Components — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Basket Components would have.

♦	Tax Treatment — As discussed further below under “What Are the Tax Consequences of an Investment in the Notes?” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

♦	Correlation (or lack of correlation) of performances among the Basket Components may adversely affect your return on the Notes, and changes in the values of the Basket Components may offset each other — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of another Basket Component may not increase as much, or may even decline in value. Therefore, in calculating the Basket Components’ performance on the Final Valuation Date, an increase in the value of a Basket Component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another Basket Component. Further, because the Basket Components are unequally weighted, increases in the values of the lower-weighted Basket Components may be offset by even small decreases in values of the more heavily weighted Basket Components. In addition, however, high correlation of movements in the values of the Basket Components could adversely affect your return on the Notes during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of the Notes.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K.

Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

♦	Each Basket Component reflects the price return of the securities composing that Basket Component, not the total return — The return on the Notes is based on the performance of a basket composed of the Basket Components. The performance of each Basket Component reflects changes in the market prices of the securities composing that Basket Component. Each Basket Component is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Basket Component. Accordingly, the return on the Notes will not include such a total return feature.

♦	Adjustments to the Basket Components could adversely affect the value of the Notes — The sponsor of a Basket Component may add, delete, substitute or adjust the securities composing that Basket Component or make other methodological changes to that Basket Component that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of a Basket Component in the event of certain material changes in or modifications to that Basket Component. In addition, the sponsor of a Basket Component may also discontinue or suspend calculation or publication of that Basket Component at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Basket Component or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of that Basket Component. Any of these actions could adversely affect the value of the relevant Basket Component and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

♦	Non-U.S. securities markets risks — The equity securities composing the Basket Components are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the non-U.S. currencies in which the securities composing the Basket Components trade — The SX5E Index is composed of non-U.S. securities denominated in euros, the NKY Index is composed of non-U.S. securities denominated in yen, the UKX Index is composed of non-U.S. securities denominated in pounds sterling, the SMI Index is composed of non-U.S. securities denominated in Swiss francs and the AS51 Index is composed of non-U.S. securities denominated in Australian dollars. Because the levels of the Basket Components are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the Basket Components will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the Notes determined based on the performance of the Basket Components will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the Notes will not benefit from any appreciation of the euro, yen, pound sterling, Swiss franc or Australian dollar relative to the U.S. dollar.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes, the Basket and the Basket Components.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Basket Components and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Basket Components or the securities composing the Basket Components may adversely affect the levels of the Basket Components and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or the securities composing the Basket Components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and the Basket and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a Basket Component on any date that the values of the Basket Components are to be determined; if a Basket Component is discontinued or if the sponsor of a Basket Component fails to publish that Basket Component, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of a Basket Component on any date of determination in the event of certain changes in or modifications to that Basket Component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Components and the securities composing the Basket Components;

♦	the correlation (or lack of correlation) among the Basket Components;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Basket Components;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the Basket Components trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 5 years
Initial Basket Level:	100.00
Hypothetical Participation Rate:	118.00% (the bottom of the range of 118.00% to 121.00%)

*Terms used for purposes of these hypothetical examples may not represent the actual Participation Rate or Final Basket Level. The actual Participation Rate will be set on the Trade Date. The hypothetical Initial Component Levels of 100.00 for the SX5E Index, 100.00 for the NKY Index, 100.00 for the UKX Index, 100.00 for the SMI Index and 100.000 for the AS51 Index have been chosen for illustrative purposes only and may not represent likely actual Initial Component Levels for the Basket Components. The actual Initial Component Level of each Basket Component will be the Closing Level of that Basket Component on the Trade Date, the actual Final Component Level of each Basket Component will be the Closing Level of that Basket Component on the Final Valuation Date and the actual Final Basket Level will be determined on the Final Valuation Date. For historical Closing Levels of the Basket Components and historical performance of the Basket, please see the historical information set forth under the sections titled “The Basket,” “EURO STOXX 50® Index,” “Nikkei 225 Index,” “FTSE® 100 Index,” “Swiss Market Index” and“S&P/ASX 200 Index” below. We cannot predict the value of the Basket or the Closing Level of any Basket Component on any day during the term of the Notes, including on the Final Valuation Date.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on Notes at Maturity[1]
180.00	80.00%	$1,944.00	94.40%
170.00	70.00%	$1,826.00	82.60%
160.00	60.00%	$1,708.00	70.80%
150.00	50.00%	$1,590.00	59.00%
140.00	40.00%	$1,472.00	47.20%
130.00	30.00%	$1,354.00	35.40%
120.00	20.00%	$1,236.00	23.60%
110.00	10.00%	$1,118.00	11.80%
105.00	5.00%	$1,059.00	5.90%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $1,000 per Note.

Example 1 — The value of the Basket increases 10.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 110.00, resulting in a Basket Return of 10.00%.

Basket Component	Initial Component Level	Final Component Level	Component Return	Weighting
SX5E Index	100.00	120.00	20.00%	40.00%
NKY Index	100.00	93.00	-7.00%	25.00%
UKX Index	100.00	113.00	13.00%	17.50%
SMI Index	100.00	111.00	11.00%	10.00%
AS51 Index	100.000	105.000	5.00%	7.50%

Step 1: Calculate the Final Basket Level based on the Final Component Levels and Weightings for each Basket Component.

The Final Basket Level is calculated as follows:

100.00 × [1+ (20.00% × 40.00%) + (-7.00% × 25.00%) + (13.00% × 17.50%) + (11.00% × 10.00%) +
(5.00% × 7.50%)] = 110.00

Therefore, the Final Basket Level is 110.00, resulting in a Basket Return of 10.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Level of each Basket Component is greater than its hypothetical Initial Component Level, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level.

Because the Basket Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Basket Return × Participation Rate)
$1,000 + ($1,000 × 10.00% × 118.00%) = $1,000 + $118.00 = $1,118.00

The payment at maturity of $1,118.00 per Note represents a total return on the Notes of 11.80%.

Example 2 — The value of the Basket decreases 10.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 90.00, resulting in a Basket Return of -10.00%.

Basket Component	Initial Component Level	Final Component Level	Component Return	Weighting
SX5E Index	100.00	60.00	-40.00%	40.00%
NKY Index	100.00	103.00	3.00%	25.00%
UKX Index	100.00	106.00	6.00%	17.50%
SMI Index	100.00	112.00	12.00%	10.00%
AS51 Index	100.000	140.000	40.00%	7.50%

Step 1: Calculate the Final Basket Level based on the Final Component Levels and Weightings for each Basket Component.

The Final Basket Level is calculated as follows:

100.00 × [1+ (-40.00% × 40.00%) + (3.00% × 25.00%) + (6.00% × 17.50%) + (12.00% × 10.00%) + (40.00% × 7.50%)] = 90.00.

Therefore, the Final Basket Level is 90.00, resulting in a Basket Return of -10.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Level of the SX5E Index is less than its hypothetical Initial Component Level, while the hypothetical Final Component Levels of the other Basket Components are each greater than their respective hypothetical Initial Component Levels. Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be moderated, and may be wholly offset, by decreases in the more heavily weighted Basket Components. In this example, the 40.00% decrease in the SX5E Index has a significant impact on the Final Basket Level notwithstanding the positive performance of the other Basket Components due to the 40.00% weighting of the SX5E Index, which results in the hypothetical Final Basket Level being less than the Initial Basket Level.

Because the Basket Return is negative, the Issuer will repay the full principal amount at maturity of $1,000.00 per Note.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

If the Basket Return is zero or negative, you will not receive any positive return on your investment.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

We will provide the “comparable yield” and “projected payment schedule” for the Notes in the final pricing supplement. The projected payment schedule for a Note will consist of a single projected amount due at maturity.

In the final pricing supplement, the following table will state the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period based upon the comparable yield and projected payment schedule.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per Note)
February 28, 2023 through December 31, 2023	$	$
January 1, 2024 through December 31, 2024	$	$
January 1, 2025 through December 31, 2025	$	$
January 1, 2026 through February 27, 2026	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

The Basket

The Notes are linked to an unequally weighted basket consisting of the SX5E Index, the NKY Index, the UKX Index, the SMI Index and the AS51 Index. While historical information on the value of the Basket does not exist for dates prior to the Trade Date, the following graph sets forth the performance of the Basket from January 4, 2008 through February 13, 2023, assuming that, on January 4, 2008, the Basket was constructed with the specified weights for the Basket Components, the Initial Component Levels were determined and the Initial Basket Level was set equal to 100.00.

We obtained the Closing Levels of each Basket Component used to calculate the below graph from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the Basket should not be taken as an indication of future performance. Future performance of the Basket may differ significantly from historical performance, and no assurance can be given as to the value of the Basket during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Basket will result in a positive return on your investment.

The performance of the Basket will reflect the performance of the Basket Components. See “Risk Factors—Correlation (or lack of correlation) of performances among the Basket Components may adversely affect your return on the Notes, and changes in the values of the Basket Components may offset each other” above.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

EURO STOXX 50® Index

The SX5E Index is a free-float market-capitalization weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E Index from January 2, 2008 through February 13, 2023, based on the daily Closing Levels of the SX5E Index. The Closing Level of the SX5E Index on February 13, 2023 was 4,241.36.

We obtained the Closing Levels of the SX5E Index from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SX5E Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SX5E Index will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Nikkei 225 Index

The NKY Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange (the “Nikkei Underlying Stocks”), representing a broad cross-section of Japanese industries. For more information about the NKY Index, see “Indices—The Nikkei 225 Index” in the accompanying underlying supplement, as supplemented by the following updated information.

Effective October 2022, if the weight of any Nikkei Underlying Stock exceeds a certain threshold (the “weight cap threshold”) on the base date of a periodic review, a capping ratio will be applied to decrease the weight of that Nikkei Underlying Stock. The weight cap threshold for any Nikkei Underlying Stock is (i) 12% as of the October 2022 periodic review, (ii) 11% as of the October 2023 periodic review and (iii) 10% as of the October 2024 periodic review. For any Nikkei Underlying Stock to which a capping ratio is applied, the price of that Nikkei Underlying Stock is adjusted by a capped price adjustment factor (“CPAF”) equal to (i) the capping ratio multiplied by (ii) the PAF (as defined under “Indices—The Nikkei 225 Index—Calculation of the Nikkei 225 Index” in the accompanying underlying supplement).

If, on the base date of a periodic review, the weight of any Nikkei Underlying Stock exceeds the weight cap threshold and a capping ratio does not already apply to that Nikkei Underlying Stock, a capping ratio of 0.9 is applied on the effective date of the periodic review. If a capping ratio already applies to any Nikkei Underlying Stock, the capping ratio will be decreased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF. If, on the base date of a periodic change, the weight of a Nikkei Underlying Stock to which a capping ratio is applied is below 5%, the capping ratio will be increased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF; however, the capping ratio will be canceled if it increases to 1.0. When a Nikkei Underlying Stock to which a capping ratio is applied effects a large-scale stock split or reverse split and the PAF is adjusted by the ratio of the split or reverse split, the capping ratio may be revised as necessary to ensure that the new CPAF does not change the weight of that Nikkei Underlying Stock.

In addition, as of October 2022, the Nikkei Underlying Stocks are reviewed semiannually with base dates at the end of January and July, and results of each review are applied on the first trading day in April and October, respectively.

Historical Information

The following graph sets forth the historical performance of the NKY Index from January 4, 2008 through February 13, 2023, based on the daily Closing Levels of the NKY Index. The Closing Level of the NKY Index on February 13, 2023 was 27,427.32.

We obtained the Closing Levels of the NKY Index from Bloomberg, without independent verification. Historical performance of the NKY Index should not be taken as an indication of future performance. Future performance of the NKY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the NKY Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the NKY Index will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FTSE® 100 Index

The UKX Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the UKX Index from January 2, 2008 through February 13, 2023, based on the daily Closing Levels of the UKX Index. The Closing Level of the UKX Index on February 13, 2023 was 7,947.60.

We obtained the Closing Levels of the UKX Index from Bloomberg, without independent verification. Historical performance of the UKX Index should not be taken as an indication of future performance. Future performance of the UKX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the UKX Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the UKX Index will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Swiss Market Index

The SMI Index is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the SMI Index, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the SMI Index from January 3, 2008 through February 13, 2023, based on the daily Closing Levels of the SMI Index. The Closing Level of the SMI Index on February 13, 2023 was 11,209.34.

We obtained the Closing Levels of the SMI Index from Bloomberg, without independent verification. Historical performance of the SMI Index should not be taken as an indication of future performance. Future performance of the SMI Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SMI Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SMI Index will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P/ASX 200 Index

The AS51 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For more information about the AS51 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the AS51 Index from January 2, 2008 through February 13, 2023, based on the daily Closing Levels of the AS51 Index. The Closing Level of the AS51 Index on February 13, 2023 was 7,417.754.

We obtained the Closing Levels of the AS51 Index from Bloomberg, without independent verification. Historical performance of the AS51 Index should not be taken as an indication of future performance. Future performance of the AS51 Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the AS51 Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the AS51 Index will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.